Exhibit 99.1
Summary financial information for the six months ended June 30, 2010 and June 30, 2009 and updated information relating to recent acquisitions and financings
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Recent Developments – Summary financial information for the six months ended June 30, 2010 and June 30, 2009
In this Exhibit 99.1, except as otherwise indicated or the context otherwise requires, the terms “Aircastle,” “we,” “our” and “us” refer to Aircastle Limited and its consolidated subsidiaries.
     We expect:
•	lease rental revenue of $258.3 million for the six months ended June 30, 2010, compared to $255.4 million for the six months ended June 30, 2009;

•	total revenues for the six months ended June 30, 2010 of $260.7 million and EBITDA of $240.3 million, compared to total revenues of $269.1 million and EBITDA of $242.1 million for the six months ended June 30, 2009;

•	net income of $37.0 million, or $0.46 per diluted common share, for the six months ended June 30, 2010, compared to $46.0 million, or $0.58 per diluted common share, for the six months ended June 30, 2009;

•	adjusted net income, or ANI, of $41.1 million, or $0.52 per diluted common share, for the six months ended June 30, 2010, compared to $48.0 million, or $0.61 per diluted common share, for the six months ended June 30, 2009;

•	adjusted net income plus depreciation and amortization, or ANIDA, of $159.4 million, or $2.00 per diluted common share, for the six months ended June 30, 2010, compared to $155.2 million, or $1.96 per diluted common share, for the six months ended June 30, 2009; and

•	weighted average fleet utilization of 98% for the six months ended June 30, 2010, compared to 98% for the six months ended June 30, 2009.
Information Regarding Non-GAAP Measures
     The table below shows the reconciliation of expected net income to expected EBITDA and expected Adjusted EBITDA for the six months ended June 30, 2009 and 2010, respectively.

	Six Months Ended
	June 30,
	2009	2010
	(Dollars in thousands)
Net income	$46,042	$37,018
Depreciation	103,249	108,569
Amortization of net lease discounts and lease incentives	3,927	9,754
Interest, net	84,893	81,125
Income tax provision	3,965	3,850

EBITDA	$242,076	$240,316

Mark-to-market (income) expense of interest rate derivatives	(1,164)	546
Share based payment expense	3,387	3,711

Adjusted EBITDA	$244,299	$244,573

     The table below shows the reconciliation of expected net income to expected ANI and expected ANIDA for the six months ended June 30, 2009 and 2010, respectively.

	Six Months Ended
	June 30,
	2009	2010
	(Dollars in thousands)
Net income	$46,042	$37,018
Ineffective portion and termination of cash flow hedges(1)	3,131	2,222

Mark to market of interest rate derivative contracts(2)	(1,164)	546
Loss on sale of aircraft(2)	—	1,291

Adjusted net income	48,009	41,077
Depreciation	103,249	108,569
Amortization of net lease discounts and lease incentives	3,927	9,754

Adjusted net income plus depreciation and amortization	$155,185	$159,400

(1)	Included in Interest, net.

(2)	Included in Other income (expense).
     EBITDA and Adjusted EBITDA are measures of operating performance that are not calculated in accordance with US GAAP. EBITDA and Adjusted EBITDA should not be considered as substitutes for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with US GAAP. EBITDA and Adjusted EBITDA are key measures of our operating performance used by management to focus on consolidated operating performance exclusive of income and expense that relate to the financing and capitalization of the business.
     We define EBITDA as income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful in identifying trends in our performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Adjusted EBITDA for purposes of the table below is calculated in accordance with the calculation of “EBITDA” as that term will be defined in the indenture governing the debt securities. Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the notes. Adjusted EBITDA is a material component of these covenants. While the determination of required adjustments to net income (loss) is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above.
     Adjusted Net Income (“ANI”) and Adjusted Net Income plus Depreciation and Amortization (“ANIDA”) are key measures of operating performance that are not calculated in accordance with US GAAP. ANI and ANIDA should not be considered as substitutes for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with US GAAP. Management believes that ANI and ANIDA, when viewed in conjunction with the Company’s results under GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting as well as gains/(losses) related to flight equipment and debt investments.
     Additionally, management believes that ANIDA provides investors with an additional metric to enhance their understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made, debt is serviced and dividends are paid. However, ANI and ANIDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity
Cautionary Statement
     The foregoing expected financial results are derived from preliminary unaudited results of operations as of or for the six months ended June 30, 2010 and are subject to completion of our financial statements for this period. Our actual results of operations may differ significantly from our estimates. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. This information is not necessarily indicative of the results to be expected for the full year or any future period. The foregoing information is not a comprehensive estimate of our financial results for the six months ended June 30, 2010 and is subject to review by our independent registered accounting firm.
Recent Developments – Updated information relating to recent acquisitions and financings
     We have a commitment to acquire three used Airbus Model A330-200 passenger configuration aircraft from Sri Lankan Airlines, the flag carrier of Sri Lanka, in a sale-leaseback transaction. We refer to these aircraft as the “A330 SLB Aircraft.” The first of the three A330 SLB transactions is expected to close on July 26, 2010 and the remaining two are expected to close in the third quarter of 2010. We also have a commitment to purchase one used Boeing Model 737-800 aircraft which is subject to lease and is expected to close in the third quarter of 2010.
     In July 2010, one of our subsidiaries entered into a $75 million secured credit facility, which we refer to as the “A330 SLB Facility,” with Citicorp North America Inc., to finance the acquisition of the three A330 SLB aircraft. The A330 SLB Facility will be secured by, among other things, a mortgage over the A330 SLB Aircraft and an assignment of the lease agreement for each such aircraft, and is guaranteed by Aircastle Limited. That portion of the A330 SLB Facility relating to each A330 SLB Aircraft matures two years from the initial drawdown for such aircraft, but may be prepaid without penalty, subject to certain customary conditions.
     In June 2010, one of our subsidiaries entered into a $108.5 million loan facility to finance a portion of the pre-delivery payments (“PDP”) on six new Airbus Model A330-200 aircraft to be acquired under our Airbus A330 purchase agreement. We refer to this loan facility as the “A330 PDP Facility.” The loans are secured by, among other things, an assignment of the lease agreement for each aircraft and are guaranteed by Aircastle Limited. The facility may be prepaid without penalty, subject to certain customary conditions. Each loan is payable in full on the delivery date of each aircraft or nine months after the scheduled delivery date. There are no financial covenants associated with this facility.
     In addition, in July 2010, we secured new financing commitments, as follows:
•	Sumitomo Mitsui Banking Corporation (SMBC) committed $250 million in debt to finance the first three A330-200s delivering to South African Airways. This financing will benefit from a European Export Credit Agency, ECA, guarantee provided by Compagnie Francaise d’Assurance pour le Commerce Exterieur, or COFACE.

•	We secured commitments of approximately $221 million from Citibank, N.A. and $227 million from The Bank of Tokyo- Mitsubishi UFJ, Ltd., respectively, to finance six additional A330 aircraft also based on ECA financing guarantees provided by COFACE.
     In July 2010, we also secured a commitment from Citigroup Global Markets Inc. for a $50 million Senior Unsecured Revolving Credit Facility (the “Revolver Facility”). The Revolver Facility will have a three-year term and, subject to the completion of satisfactory documentation, is anticipated to be closed during the course of the third quarter.
     We previously reported that we expected to make approximately $20 million in supplemental principal payments on our Term Financing No. 1 following our determination that the loan to value ratio for the relevant portfolio of aircraft on the April 2010 payment date was approximately 78%, before any excess cash flow would be paid to us from Term Financing No. 1. During the second quarter of 2010, we made supplemental principal payments of $11.5 million. In June 2010, we amended the loan documents for Term Financing No. 1 so that 75% of the stated amount of qualifying letters of credit held for maintenance events would be taken into account in the loan to value test. Based on this amendment and the supplemental principal payments previously made, we are in compliance with the loan to value ratio as of July 2010.